Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

March 1, 2019

United States Lime & Minerals, Inc.

5429 LBJ Freeway, Suite 230

Dallas, Texas 75240

Ladies and Gentlemen:

We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our report entitled “Report as of December 31, 2016 on Reserves and Revenue of Certain Properties owned by United States Lime & Minerals, Inc.” under the sections “Item—Business—Natural Gas Interests” and “Item 8—Notes to Consolidated Financial Statements” in the United States Lime & Minerals, Inc. Annual Report on Form 10‑K for the year ended December 31, 2018, to be filed with the United States Securities and Exchange Commission on or about March 1, 2019. We also consent to the incorporation by reference of said use, references, and our report of third party dated February 6, 2017, in the Registration Statements of United States Lime & Minerals, Inc. on Forms S-8 (File No. 333-161410 and File No. 333-196697).

Very truly yours,

/s/ LaRoche Petroleum Constants, Ltd.
LaRoche Petroleum Consultants, Ltd.
By LPC, Inc. General Partner